Exhibit 5

                OPINION AND CONSENT OF WEIL, GOTSHAL & MANGES LLP

                           WEIL, GOTSHAL & MANGES LLP
                   767 Fifth Avenue, New York, NY 10153-0119
                                 (212) 310-8000
                              FAX: (212) 310-8007



                                 March 27, 2001

Franklin Resources, Inc.
777 Mariners Island Blvd.
San Mateo, California  94404

Ladies and Gentlemen:

            We have acted as counsel to Franklin Resources, Inc. (the "Company") in connection with the filing of the Registration Statement on Form S-8 (the "Registration Statement") by the Company with the Securities and Exchange Commission with respect to 10,392,599 shares (the "Shares") of common stock of the Company, par value $0.10 per share (the "Common Stock"), being registered in connection with the Company's Amended and Restated 1998 Universal Stock Incentive Plan (the "Amended Plan").

            In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

            In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have also assumed the valid existence of the Company.

            Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares of Common Stock reserved for issuance upon the exercise of options or rights or Shares granted or to be granted under the Amended Plan will be, when issued and paid for upon such exercise or grant in accordance with the provisions of the Amended Plan, validly issued, fully paid and non-assessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to any and all references to our firm in the Registration Statement.

            The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                                                Very truly yours,

                                                /s/ Weil, Gotshal & Manges LLP